Exhibit 3.3

AMENDED

ARTICLES OF INCORPORATION

OF

SPRINT COMMUNICATIONS, INC.

1. The name of the Corporation before these Amended Articles of Incorporation were filed was Sprint Nextel Corporation. The Corporation was originally incorporated in the State of Kansas on November 15, 1938 under the name of United Utilities, Incorporated.

2. The Board of Directors of the Corporation adopted resolutions approving an Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012, April 12, 2013, and June 10, 2013 (the “Merger Agreement”), by and among the Company, SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent”), and Merger Sub, a direct wholly owned subsidiary of Parent, which Merger Agreement provides for the adoption of these Amended Articles of Incorporation of the Corporation, which amend the Corporation’s Articles of Incorporation in their entirety.

3. Pursuant to notice and in accordance with the bylaws of the Corporation and the laws of the State of Kansas, a meeting of stockholders was held and the stockholders considered the Merger Agreement, which provides for the adoption of these Amended Articles of Incorporation.

4. At the meeting, the Merger Agreement was duly adopted, such that these Amended Articles of Incorporation were duly adopted in accordance with the provisions of K.G.C.C. Section 17-6701(c)(5)(D).

5. These Amended Articles of Incorporation of the Corporation are filed as an exhibit to a Certificate of Merger, and shall become effective upon the effective date of the merger, pursuant to the laws of the State of Kansas.

6. At the time of effectiveness of these Amended Articles of Incorporation of the Corporation, the text of the Articles of Incorporation of the Corporation, as previously amended, is hereby amended to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is Sprint Communications, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Kansas is 200 S.W. 30th Street, Topeka, Kansas 66611. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Code of the State of Kansas.

ARTICLE 4

The total number of shares of all classes of stock that the Corporation is authorized to issue is Six Hundred Million (600,000,000) shares of Common Stock with a par value of one Cent ($0.01) per share.

ARTICLE 5

The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

ARTICLE 6

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 7

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. §§ 17-6808 and 17-6901 and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE 8

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article 8 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Kansas General Corporation Code Section 17-6424, and amendments thereto (or any successor provision), or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 9

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of July, 2013.

/s/ Timothy P. O’Grady
Name: TIMOTHY P. O’GRADY
Title: VICE PRESIDENT AND SECRETARY

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